PBHG FUNDS

                    ADVISORY FEE EXPENSE LIMITATION AGREEMENT

         This ADVISORY FEE EXPENSE LIMITATION AGREEMENT, effective as of ______________, 2004, by and between PBHG Funds (the "Trust"), on behalf of the Dwight Short-Term Fixed Income Fund, formerly known as the PBHG IRA Capital Preservation Fund (the "Portfolio"), and Pilgrim Baxter & Associates, Ltd. (the "Adviser").

         WHEREAS, the Trust is a Delaware Business Trust organized under Articles of Incorporation dated November 13, 2000 (the "Articles"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company of the series type and the Portfolio is one of the series of the Trust; and

         WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Adviser will render investment advisory services to the Portfolio for compensation based on the value of the average daily net assets of the Portfolio; and

         WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Portfolio and its shareholders to maintain advisory fees of the Portfolio at a level below the level to which the Portfolio would normally be subject.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. EXPENSE LIMITATION.

         1.1 APPLICABLE EXPENSE LIMIT. To the extent that the investment advisory fees incurred by the Portfolio in a fiscal year, exceed the Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

         1.2 EXPENSE LIMIT. The Expense Limit for the PBHG Class, Advisor Class, Class A and Class C shares of the Portfolio shall be as set forth in Schedule A.

         1.3 METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the investment advisory fee for each Class of the Portfolio ("Advisory Fee") shall be annualized as of the last day of the month. If the annualized Advisory Fee for any month of a Class of a Portfolio exceed the Expense Limit of such Class, the Adviser shall first waive or reduce its investment advisory fee for such month for the Portfolio by an amount sufficient to reduce the annualized Class Expenses to an amount no higher than the Expense Limit.

         1.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the

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appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Portfolio with respect to the previous fiscal year shall equal the Excess Amount.

         2. TERMINATION AND AMENDMENT.

         2.1 TERMINATION. This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter, unless (i) the Agreement is terminated by the vote of a majority of the of the outstanding voting securities of the Portfolio; (ii) the Portfolio is merged, consolidated, or substantially all of its assets are sold; (iii) the Portfolio is liquidated; or (iv) Pilgrim Baxter or the Portfolio are required by applicable law, rule, regulation, judgment or order to terminate this Agreement.

         2.2 AMENDMENT. This Agreement may be amended only upon the vote of (i) a majority of the Trustees of the Trust who (A) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and
(B) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"); and (ii), if the amendment involves an increase in the Expense Limit, a majority of the of the outstanding voting securities of Portfolio.

         3.       MISCELLANEOUS.

         3.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         3.2 INTERPRETATION. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to conflicts of law rules. Nothing herein contained shall be deemed to require the Trust or the Portfolio to take any action contrary to the Trust's Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolio.

         3.3 DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                                 PBHG FUNDS
                                        on behalf of the PBHG IRA Capital
                                        Preservation Fund


                                        By:
                                            -----------------------------
Secretary


ATTEST:                                 PILGRIM BAXTER & ASSOCIATES, LTD.


                                        By:
                                            -----------------------------
Secretary

                                   SCHEDULE A
                                       TO
                    ADVISORY FEE EXPENSE LIMITATION AGREEMENT

                                 by and between
           PBHG Funds, on behalf of PBHG IRA Capital Preservation Fund
                                       and
                        Pilgrim Baxter & Associates, Ltd.

             (PBHG Class, Advisor Class, Class A and Class C Shares)



                                                                Advisory Fee
                                                               Expense Limit
                                                               -------------
Dwight Short-Term Fixed Income                                      0.40%




DATED:  ________________, 2004